Execution Version

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated as of January 1, 2026, between SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”) and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.

The Trust’s Portfolios. The Trust is authorized to issue shares in separate series, with each series representing interests in a separate portfolio of securities and other assets, and currently offers shares of the series set forth in Schedule A attached hereto (the “Portfolios”). It is recognized that additional Portfolios may be added and certain current Portfolios may be deleted in the future.

2.

Duties of the Adviser. The Adviser shall manage the affairs of the Trust as set forth herein, either by taking such actions itself or by delegating its duties to a subadviser pursuant to a written subadvisory agreement. Such duties shall include, but not limited to, continuously providing the Trust with investment management, including investment research, advice and supervision, determining which securities shall be purchased or sold by each Portfolio of the Trust and making purchases and sales of securities on behalf of each Portfolio. The Adviser’s management shall be subject to the control of the Trustees of the Trust (the “Trustees”) and in accordance with the objectives, policies and restrictions for each such Portfolio set forth in the Trust’s Registration Statement and its current Prospectus and Statement of Additional Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the “Act”) and other applicable law, as well as to the factors affecting the Trust’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder and the status of variable contracts under the diversification requirements set forth in Section 817(h) of the Code and the regulations thereunder. In performing such duties, the Adviser shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Trust or any of its Portfolios) and such executive and other personnel as shall be necessary for the operations of each Portfolio, (ii) be responsible for the financial and accounting records required to be maintained by each Portfolio (including those maintained by the Trust’s custodian), (iii) oversee the performance of services provided to each Portfolio by others, including the custodian, transfer agent, shareholder servicing agent and subadviser, if any, and (iv) together with the assistance of affiliates, (a) evaluate the subadviser, if any, and advise the Trustees of the subadviser(s) which the Adviser believes is/are best suited to invest the assets of each Portfolio, (b) monitor and evaluate the investment performance of each subadviser employed by the Trust, (c) allocate the portion of each Portfolio’s assets to be managed by each subadviser, and (d) shall recommend changes of or the addition of subadvisers when appropriate. The Trust acknowledges that the Adviser also acts as the manager of other investment companies.

The Adviser may delegate certain of its duties under this Agreement with respect to a Portfolio to a subadviser pursuant to a written agreement, subject to the approval of the Trustees as required by the Act. The Adviser may, as it deems necessary or appropriate from time to time, (i) terminate a subadvisory arrangement with respect to a Portfolio, or a component of the assets thereof, and engage a new subadviser for such Portfolio, or component thereof, or (ii) amend the agreement between itself and a subadviser, without obtaining shareholder approval in either case; provided, however, that any such new subadvisory arrangement or amendment to an existing arrangement be approved by the Trustees in the manner required by either the Act or order of the Securities and Exchange Commission exempting the Adviser and the Trust from the provisions of Section 15(a) of the Act relating to the engagement of subadvisers for the Portfolios. The Adviser is solely responsible for payment of any fees or other charges to a subadviser arising from such delegation and the Trust shall have no liability therefor.

3.

Expenses. The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of the Adviser. The Adviser shall not be required to pay any other expenses of the Trust, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders’ meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Adviser or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

4.

Compensation. (a) As compensation for services performed and the facilities and personnel provided by the Adviser under this Agreement, the Trust will pay to the Adviser a fee at the annual rates set forth in Schedule A hereto for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month.

For the purpose of accruing compensation, the net assets of the Portfolio shall be that determined in the manner and on the dates set forth in the current prospectus of the Trust and, on days on which the net assets are not so determined, the net asset computation to be used shall be as determined on the next day on which the net assets shall have been determined.

(b) Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

5.

Purchase and Sale of Securities. The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Adviser shall deem appropriate in order to carry out the policies with respect to portfolio transactions as set forth in the Trust’s Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time.

Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

6.

Term of Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date approved by the Trustees of the Trust in respect of such Portfolio, and from year to year thereafter so long as such continuance is approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Portfolio with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Portfolio by the vote of a majority of the outstanding voting securities of that Portfolio, or by the Trustees of the Trust which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Portfolio notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Portfolio, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

7.

Termination. This Agreement may be terminated at any time as to a Portfolio, without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Act) of such Portfolio on sixty (60) days’ written notice to the Adviser. Similarly, the Adviser may terminate this Agreement without penalty on like notice to the Trust provided, however, that this Agreement may not be terminated by the Adviser unless another investment advisory agreement has been approved by the Trust in accordance with the Act, or after six months’ written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

8.

Reports. The Adviser shall report to the Trustees, or to any committee or officers of the Trust acting pursuant to the authority of the Trustees, at such times and in such detail as shall be reasonable and as the Board may deem appropriate in order to enable the Trust to determine that the investment policies of each Portfolio are being observed and implemented and that the obligations of the Adviser under this Agreement are being fulfilled. Any investment program undertaken by the Adviser pursuant to this Agreement and any other activities undertaken by the Adviser on behalf of the Trust shall at all times be subject to any directives of the Trustees or any duly constituted committee or officer of the Trust acting pursuant to the authority of the Trustees.

9.

Records. The Trust is responsible for maintaining and preserving for such period or periods as the Securities and Exchange Commission may prescribe by rules and regulations, such accounts, books and other documents as to constitute the records forming the basis for all reports, including financial statements required to be filed pursuant to the Act and for the Trust’s auditor’s certification relating thereto. The Adviser hereby undertakes and agrees to maintain in the form and for the periods required by Rule 31a-2 under the Act, all records relating to the Portfolio’s investments that are required to be maintained pursuant to the requirements of Rule 31a-1 of the Act.

The Adviser and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust. It is expressly understood and agreed that the books and records maintained by the Adviser on behalf of each Portfolio shall, at all times, remain the property of the Trust.

10.

Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser), the Adviser shall not be subject to liability to the Trust or to any other person for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct or liability under Section 36(b) of the Act, the Trust shall indemnify the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under this Agreement.

Indemnification to the Adviser or any of its personnel or affiliates shall be made when (A) a final decision on the merits rendered, by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct or, (B) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in Section 2(a)(19) of the Act nor parties to the proceeding (“disinterested, non-party Trustees”), or (b) an independent legal counsel in a written opinion. The Trust may, by vote of a majority of the disinterested, non-party Trustees, advance attorneys’ fees or other expenses incurred by officers,

Trustees, investment advisers, subadvisers or principal underwriters, in defending a proceeding upon the undertaking by or on behalf of the person to be indemnified to repay the advance unless it is ultimately determined that such person is entitled to indemnification. Such advance shall be subject to at least one of the following: (i) the person to be indemnified shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the person to be indemnified ultimately will be found entitled to indemnification.

11.

Governing Law. This Agreement shall be construed in accordance with the laws of New York and the applicable provisions of the Act. To the extent the applicable laws of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

12.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Trust:

SunAmerica Series Trust

21650 Oxnard Street, 10th Floor

Woodland Hills, CA 91367

Attention: President

Email address: SaamcoLegal@corebridgefinancial.com

If to the Adviser

SunAmerica Asset Management, LLC

30 Hudson Street, 16th Floor

Jersey City, NJ 07302

Attention: General Counsel

Email address: SaamcoLegal@corebridgefinancial.com

13.

Miscellaneous. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The Declaration of Trust establishing the Trust, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees collectively as Trustees, not as individuals or personally; and that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust or any Portfolio; but that the Trust Estate shall be liable. Notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of the Trust individually.

[Signature page follows]

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SUNAMERICA SERIES TRUST

By:	/s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title: Treasurer

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

[Signature Page to SAST Investment Advisory and Management Agreement]

SUNAMERICA SERIES TRUST

SCHEDULE A

to Investment Advisory and Management Agreement

(Effective January 1, 2026)

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA AB Growth Portfolio	0.70% on first $50 million
0.65% on next $100 million
0.60% over $150 million
SA AB Small & Mid Cap Value Portfolio	0.95% on first $250 million
0.90% over $250 million
SA American Funds Asset Allocation Portfolio	0.85%
SA American Funds Global Growth Portfolio	0.95%
SA American Funds Growth Portfolio	0.85%
SA American Funds Growth-Income Portfolio	0.85%
SA American Funds VCP Managed Allocation Portfolio	0.95%
SA BlackRock Multi-Factor 70/30 Portfolio	0.65% on first $250 million
0.60% over $250 million
SA Emerging Markets Equity Index Portfolio	0.45% on first $2 billion
0.40% over $2 billion
SA Federated Hermes Corporate Bond Portfolio	0.70% on first $50 million
0.60% on next $100 million
0.55% on next $100 million
0.50% over $250 million
SA Fidelity Institutional AM® Global Equities Portfolio	0.90% on first $50 million
0.80% on next $100 million
0.70% on next $150 million
0.65% over $300 million
SA Fidelity Institutional AM® International Growth Portfolio	0.78% on first $100 million
0.76% on next $100 million
0.75% over $200 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA Fidelity Institutional AM® Real Estate Portfolio	0.80% on first $100 million
0.75% on next $400 million
0.70% over $500 million
SA Fixed Income Index Portfolio	0.30% on first $2 billion
0.25% over $2 billion
SA Fixed Income Intermediate Index Portfolio	0.30% on first $2 billion
0.25% over $2 billion
SA Franklin BW U.S. Large Cap Value Portfolio	0.80% on first $100 million
0.75% on next $400 million
0.70% over $500 million
SA Franklin Small Company Value Portfolio	1.00% on first $200 million
0.92% on next $300 million
0.90% over $500 million
SA Franklin Systematic U.S. Large Cap Core Portfolio	0.50% on first $100 million
0.48% on next $150 million
0.46% on next $250 million
0.44% on next $250 million
0.43% over $750 million
SA Franklin Systematic U.S. Large Cap Value Portfolio	0.60%
SA Franklin Tactical Opportunities Portfolio	0.700% on first $500 million
0.675% on next $500 million
0.650% on next $1 billion
0.625% over $2 billion
SA Global Index Allocation 60/40 Portfolio	0.10%
SA Global Index Allocation 75/25 Portfolio	0.10%
SA Global Index Allocation 90/10 Portfolio	0.10%
SA Goldman Sachs Government and Quality Bond Portfolio	0.625% on first $200 million
0.575% on next $300 million
0.50% over $500 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA Goldman Sachs Multi-Asset Insights Portfolio	0.700% on first $500 million
0.675% on next $500 million
0.665% over $1 billion
SA Index Allocation 60/40 Portfolio	0.10%
SA Index Allocation 80/20 Portfolio	0.10%
SA Index Allocation 90/10 Portfolio	0.10%
SA International Index Portfolio	0.40% on first $2 billion
0.35% over $2 billion
SA Invesco Growth Opportunities Portfolio	0.75% on first $250 million
0.70% on next $250million
0.65% over $500 million
SA Janus Focused Growth Portfolio	0.85%
SA JPMorgan Diversified Balanced Portfolio	0.70% on first $50 million
0.65% on next $100 million
0.60% on next $150 million
0.55% on next $200 million
0.50% over $500 million
SA JPMorgan Emerging Markets Portfolio	1.15% on first $100 million
1.10% on next $100 million
1.05% over $200 million
SA JPMorgan Equity-Income Portfolio	0.70% on first $50 million
0.65% on next $100 million
0.60% on next $150 million
0.55% on next $200 million
0.50% over $500 million
SA JPMorgan Large Cap Core Portfolio	0.80% on first $50 million
0.75% on next $200million
0.70% over $250 million
SA JPMorgan MFS Core Bond Portfolio	0.60%

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA JPMorgan Mid-Cap Growth Portfolio	0.80% on first $100 million
0.75% over $100 million
SA JPMorgan Ultra-Short Bond Portfolio	0.475% on first $100 million
0.450% on next $400 million
0.425% on next $500 million
0.400% over $1 billion
SA Large Cap Growth Index Portfolio	0.30% on first $2 billion
0.25% over $2 billion
SA Large Cap Index Portfolio	0.40% on first $2 billion
0.32% on next $1 billion
0.28% over $3 billion
SA Large Cap Value Index Portfolio	0.30% on first $2 billion
0.25% over $2 billion
SA MFS Large Cap Growth Portfolio	0.70% on first $250 million
0.65% on next $250 million
0.60% over $500 million
SA MFS Massachusetts Investors Trust Portfolio	0.70% on first $600 million
0.65% on next $900 million
0.60% over $1.5 billion
SA MFS Total Return Portfolio	0.700% on first $50 million
0.650% on next $450 million
0.625% for next $250 million
0.595% for next $250 million
0.575% over $1 billion
SA Mid Cap Index Portfolio	0.30% on first $2 billion
0.25% over $2 billion
SA Morgan Stanley International Equities Portfolio	0.85% on first $250 million
0.80% on next $250 million
0.75% over $500 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA PIMCO Global Bond Opportunities Portfolio	0.75% on first $50 million
0.65% on next $100 million
0.60% on next $100 million
0.55% over $250 million
SA PIMCO RAE International Value Portfolio	1.025% on first $50 million
0.865% on next $150 million
0.775% on next $300 million
0.750% over $500 million
SA PineBridge High-Yield Bond Portfolio	0.70% on first $50 million
0.65% on next $100 million
0.60% on next $100 million
0.55% over $250 million
SA Putnam International Value Portfolio	1.00% on first $150 million
0.90% on next $150 million
0.80% over $300 million
SA Schroders VCP Global Allocation Portfolio	0.850% on first $250 million
0.830% on next $250 million
0.790% on next $1 billion
0.770% over $1.5 billion
SA Small Cap Index Portfolio	0.35% on first $2 billion
0.30% over $2 billion
SA T. Rowe Price Allocation Moderately Aggressive Portfolio	0.700% on first $400 million
0.685% on next $500 million
0.660% on next $1 billion
0.635% over 1.9 billion
SA T. Rowe Price VCP Balanced Portfolio	0.850% on first $200 million
0.820% reset at $200 million
0.820% on next $300 million
0.800% reset at $500 million
0.800% on next $500 million
0.770% reset at $1 billion
0.750% on next $1 billion
0.750% reset at $2 billion
0.750% over $2 billion

PORTFOLIO	FEE RATE (as a % of average daily net asset value)
SA VCP Dynamic Allocation Portfolio	0.25% on first $1.5 billion 0.22% on next $1.5 billion 0.20% over $3 billion
SA VCP Dynamic Strategy Portfolio	0.25% on first $1.5 billion 0.22% on next $1.5 billion 0.20% over $3 billion
SA VCP Index Allocation Portfolio	0.200% on first $500 million 0.175% over $500 million
SA Wellington Capital Appreciation Portfolio	0.75% first $50 million 0.725% next $50 million 0.70% over $100 million
SA Wellington Strategic Multi-Asset Portfolio	1.00% first $200 million 0.875% next $300 million 0.80% over $500 million